Exhibit 15.4

Dentons Hong Kong LLP 3201 Jardine House 1 Connaught Place Central, Hong Kong dentons.com

Julong Holding Limited Room 2009, Building A, Times Fortune World No.1 Hangfeng Road, Fengtai District Beijing, China 100070	Our ref Your ref Date	0063355.00002 13 February 2026

Dear Sirs

Re: Julong Holding Limited (the “Company”)

We refer to the statement on Form 20-F (the “Annual Report”) to be filed by the Company with the U.S. Securities and Exchange Commission.

We consent to the references to our name under the headings “ITEM 3. KEY INFORMATION” in the Annual Report. We also consent to the filing of this consent letter as an exhibit to the Annual Report.

In giving this consent, we do not hereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations promulgated thereunder.

Yours faithfully

/s/ Dentons Hong Kong LLP

Dentons is a global legal practice providing client services worldwide through its member firms and affiliates. Dentons Hong Kong LLP is regulated by the Law Society of Hong Kong. Please see dentons.com for Legal Notices.

Partners Keith M Brandt* Stephen Chan Jeffrey H Chen^ Nicholas YK Chua*^^ Norman CK Hui* Richard Keady* Man Chiu Lee^ Gordon Ng* Robert C Rhoda* Vivien FW Teu* Alfred MT Wu* Charles Yim**

Senior Consultants Allan CY Leung* Linda L Ngan~*** Phillip T Nunn** BBS, JP

Senior Foreign Legal Consultant David A Blumenfeld+

* Admitted to practise in England and Wales + Admitted to practise in California, USA ^Admitted to practise in New York, USA ^^ Admitted to practise in New South Wales, Australia ** Admitted to practise in Alabama, USA

~ Notary Public *** China-Appointed Attesting Officer